Exhibit 99.1

ART’S WAY MANUFACTURING ANNOUNCES FIRST QUARTER 2014 FINANCIAL RESULTS

Conference Call Scheduled For Monday, April 14, 2014 at 10:00 AM CT

ARMSTRONG, IOWA, April 14, 2014 – Art’s Way Manufacturing Co., Inc. (NASDAQ: ARTW), a diversified, international manufacturer and distributor of equipment serving agricultural, research, water treatment and steel cutting needs, announces its financial results for the three months ended February 28, 2014.

In conjunction with the release, the Company has scheduled a conference call for Monday, April 14, 2014 at 10:00 AM CT. Carrie Majeski, President, Chief Executive Officer and interim Chief Financial Officer, J. Ward McConnell, Jr., Chairman of the Board of Directors of Art’s Way Manufacturing, Marc H. McConnell, Vice Chairman of the Board of Directors of Art’s Way Manufacturing, and Dan Palmer, President, Art’s Way Scientific – Buildings for Science will be leading the call to discuss the first quarter financial results and will also provide an outlook for the balance of 2014.

What: Art’s Way Manufacturing First Quarter 2014 Financial Results.

When: Monday, April 14, 2014 10:00 AM CT.

How: Live via phone by dialing (800) 624-7038. Code: Art’s Way Manufacturing. Participants to the conference call should call in at least 5 minutes prior to the start time. A replay of the call will be archived on the Company’s website for 12 months. www.artswaymfg.com/

	For the Three Months Ended (Consolidated)
	February 28, 2014	February 28, 2013	Change
Net Sales	$6,237,000	$8,415,000	-25.9%
Operating Income	$(295,000)	$713,000	-141.4%
Net Income	$(258,000)	$819,000	-131.5%
EPS (Basic)	$(0.06)	$0.20	-130.0%
EPS (Diluted)	$(0.06)	$0.20	-130.0%
Weighted Average Shares Outstanding:
Basic	4,046,552	4,035,052
Diluted	4,046,552	4,047,134

Net Sales: Our consolidated net sales for the three-month period ended February 28, 2014 were $6,237,000 compared to $8,415,000 during the same period in 2013, a $2,178,000, or (25.9%), decrease from the same quarter of last year. Consolidated gross profit margin for the first fiscal quarter and year-to-date of 2014 was 21.5% compared to 28.2% during the first fiscal quarter and year-to-date of 2013 respectively.

Manufacturing: Our fiscal quarter and year-to-date sales at Manufacturing were $4,441,000, compared to $7,004,000 during the same period of 2013, a decrease of $2,563,000, or (36.6%). The year over year decrease in revenue was due to several factors. The colder than average winter had a negative impact on our available labor hours in both quantitative and qualitative terms. While the loss of man hours hurt productivity, the effect on process flow was also disruptive. At the same this was occurring, fixed overhead remained constant and variable overhead such as energy, etc. increased. As such, there was more overhead to be absorbed and less output to absorb it. While demand is off significantly for sugar beet harvesters, the demand for products serving the dairy and livestock markets is very robust, providing both a significant backlog to fulfill and reason to be optimistic about the rest of the year. In addition, while we were training many new employees to meet the robust dairy and livestock product demand, we took steps to ensure that quality would not suffer. This had the effect of constraining output. Manufacturing’s gross margin for the quarter ended February 28, 2014 was 21.7%, compared to 28.0% for the same period in 2013. The gross margin decrease was due to the factors described above.

Vessels: Our first fiscal quarter and year-to-date sales at Vessels were $424,000, compared to $394,000 for the same period in 2013, an increase of $30,000, or 7.6%. Gross margin for the quarter ended February 28, 2014 was 8.6% compared to (12.5%) for the same period in 2013. Additional sales have been the main contributor to the improved margins.

Scientific: Our first fiscal quarter and year-to-date sales at Scientific were $461,000, compared to $1,017,000 for the same period in fiscal 2013, a decrease of $556,000, or (54.7%). The decrease was primarily attributable to the 2013 first quarter finalization of an approximately $7 million fabrication and delivery contract executed in January 2012 and an approximately $1.7 million installation contract executed in April 2012. Scientific was hired to design, fabricate, and install twenty-four modular units over the course of approximately one year for one of the world’s leading research and teaching institutions. Scientific uses percent complete accounting to calculate revenue and gross margins for all contracts. Gross margin for the quarter ended February 28, 2014 was 13.5% compared to 44.9% for the same period in 2013. The margin reported in first fiscal quarter 2013 was a result of the finalization of costs as compared to estimates on the major projects described above and did not reflect normal operating margin for the business. The lower margin for first fiscal quarter 2014 is primarily attributable to the lower revenue relative to steady overhead costs.

Metals: Our first fiscal quarter and year-to-date sales at Metals were $911,000. Gross margin for the quarter ended February 28, 2014 was 30.6%.

Income: Consolidated net loss was ($258,000) for the three-month period ended February 28, 2014, compared to a net income of $819,000 for the same period in 2013. The decrease is attributable to the 2013 first quarter net gain realized from the sale of certain land near Armstrong, Iowa and the first quarter 2014 decrease in revenue at Scientific and Manufacturing, offset by higher revenue from Vessels and our new Metals entity.

Earnings per Share: Earnings per basic and diluted share during the first fiscal quarter ended February 28, 2014 were ($0.06) compared to $0.20 for the same period during 2013.

Chairman of the Art’s Way Board of Directors, J. Ward McConnell Jr., reports, “Our future remains bright despite a downturn in net sales. Our agricultural markets are cyclical and the first quarter has historically always been one of the weakest for the Company. We expect the next few quarters to improve. While first quarter financials were not as robust as we would like, we anticipate a strong turnaround in Modular Buildings. There are potential large contracts we are excited about in the near future. Contract and labor inefficiencies at Manufacturing have been addressed and resolved by our management team. The Scientific team is taking an aggressive approach to sales and marketing, and our businesses are poised for growth and profit improvement in 2014.”

“The fiscal year 2013 acquisitions of Agro Trend and Ohio Metal Working Products Company are expected to bring additional sales and revenue as they continue to grow. These targeted agricultural niche and cutting tool products will present significant opportunities for revenue throughout 2014.”

“We remain confident our customer focused, diversified business model will help us efficiently manage through cyclical periods of slower growth. We are still optimistic that the global expansion of our brands into Canada, combined with the sound execution of our business strategies, will continue to drive long-term growth and shareholder value.”

About Art’s Way Manufacturing, Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, crop shredding equipment, round hay balers, plows, hay and forage equipment, manure spreaders, reels for combines and swathers, and top and bottom drive augers, as well as pressurized tanks and vessels, modular animal confinement buildings and laboratories and specialty tools and inserts. Aftermarket service parts are also an important part of the Company's business. The Company has four reporting segments: agricultural products; pressurized tanks and vessels; modular buildings; and tools.

For more information, including an archived version of the conference call, contact: David Drewitz, Investor Relations

972-814-5723

david@creativeoptionscommunications.com

www.creativeoptionsmarketing.com

Or visit the Company's website at www.artsway-mfg.com/

Cautionary Statements

This news release includes "forward looking statements" within the meaning of the federal securities laws. Statements made in this release that are not strictly statements of historical facts, including: (i) our expectations regarding the benefits of our recent acquisitions; (ii) our expectations regarding new contracts in the modular buildings segment; (iii) our intended marketing efforts at Scientific; (iv) our expectations regarding future results, product offerings and markets; and (v) the benefits of our growth strategy and business model; and (vi) the cyclical nature of the agricultural market and our expectations regarding the strength of certain agricultural markets, are forward looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to: quarterly fluctuations in results; customer demand for our products; domestic and international economic conditions; factors affecting the strength of the agricultural sector; the cost of raw materials; the management of growth; the availability of investment opportunities; unexpected changes to performance by our operating segments; obstacles related to integrating our acquisitions of Agro Trend and Ohio Metal Working Products Company; and other factors detailed from time to time in our Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. The Company cautions readers not to place undue reliance upon any such forward looking statements. We do not intend to update forward looking statements other than as required by law.

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